Exhibit 10.2
June 22, 2007
Steven Moore
2083 Tenth Avenue
San Francisco, CA 94116
Dear Steven:
It is our pleasure to formally invite you to join the staff of Pixelworks Inc. as Chief Financial Officer and Vice President of Finance to be located in San Jose, California. Our employment offer is subject to Pixelworks’ normal personnel policies and our comprehensive benefit program. As discussed, the following items outline the terms of our offer.
You will report to Hans Olsen, Chief Executive Officer and President. This is an Exempt position and your starting compensation will be as follows: bi-weekly rate of $9,423.08 equivalent to $245,000 on an annual basis.
We want you to share in the success of the company through stock participation. We are offering you 200,000 shares of stock options at the closing market price on your date of hire, subject to the Board of Directors approval, pursuant to the Company’s 2006 Stock Incentive Plan and the terms and conditions of the Stock Option Agreement. Stock options will vest at a rate of 25% per year; the full details will be outlined in your stock agreement documentation.
You will also be eligible to participate in the 2007 Senior Management Bonus Plan, and subject to the terms and conditions as described in the plan document.
In the event of a Change of Control of the Company, you are subject to the terms and conditions as stated in your Change of Control Agreement as attached (Appendix A).
Pixelworks pays bi-weekly, with pay dates every other Thursday. Paychecks will include wages due through the two-week period (Sunday through Saturday) prior to the pay date. Should payday fall on a holiday, it will be paid on the previous workday.
Pixelworks extends this offer to you based solely on your skills, accomplishments and growth potential and not on any confidential or proprietary information you may have belonging to others, including your prior employers. We request that you not disclose to Pixelworks any such information, in the form of documents or otherwise.
Enclosed is our Non Disclosure Agreement, all employees are required to sign this document prior to commencement of work. As with any new hire, under the Immigration Reform and Control Act of 1986 we will be required to confirm your eligibility to work in the United States within three days of your hire date.
Pixelworks is an at-will employer, and your employment will not be for any specific period of time. You are free to quit and the Company is free to terminate employment at any time, with or without cause. It is further understood that this at-will employment relationship can only be changed in a formal written employment contract signed by the Chief Executive Officer.
224 Airport Parkway, Suite 400 • San Jose, CA 95110 • Tel: 408.200.9200 • Fax: 408.200.9299
www.pixelworks.com

Pixelworks Offer Letter for: Steven L. Moore
June 22, 2007

Please indicate your acceptance of this offer by signing and returning a copy of this letter to our Human Resources department as soon as possible. Please note, we require receipt of this offer letter signed by you and completed Non Disclosure Agreement (enclosed) prior to placing you on the Pixelworks payroll. This offer will expire on June 30, 2007.
Finally, we request that you maintain confidentiality of the terms and conditions of this offer.
We sincerely hope you find this employment offer attractive and look forward to welcoming you to the Pixelworks team. If you find that we can be of further assistance, please feel free to contact us with any questions.
Sincerely,
/s/ Hans H. Olsen
Hans H. Olsen
President and Chief Executive Officer
I accept this contingent offer of employment with Pixelworks Inc. and agree to the terms and conditions as stated above. I agree to commence employment on July 18, 2007 (date of hire).

Signed:	/s/ Steven L. Moore
Steven L. Moore
Please send a copy of your signed offer letter in an envelope marked Confidential to:
Human Resources
Pixelworks Inc.
224 Airport Parkway, Suite 400
San Jose, CA 95110
Fax: (408) 200-9299

Exhibit A to Offer Letter for: Steven L. Moore
Change in Control Provisions.
     1. Termination by Company During Control Change Window. If Executive is terminated by Company or its successor-in-interest without Cause during a Control Change Window, then Acceleration shall take place as of the termination time and date.
     2. Definitions.
          2.1 “Acceleration.” “Acceleration” shall mean that the first allowed exercise date of Executive’s subject options, and the vesting date of all other subject rights to equity (stock or stock units or other equity-related rights of whatever description) shall be reset to immediately prior to the time in question. Rights and options shall be “subject” if they are granted, or committed subject to board action, in the agreement or letter to which these provisions attach, and if they would otherwise first become exercisable, or vest, in a window beginning at the time in question and ending at the end of the defined Acceleration Period.
          2.2 “Acceleration Period.” The “Acceleration Period” will be equal to twelve months.
          2.3 “Cause.” “Cause” shall have the same meaning as in Executive’s Severance Agreement.
          2.4 “Company.” “Company” shall mean Pixelworks, Inc.
          2.5 “Control Change.” A “Control Change” is the sale of substantially all Company’s assets to, or acquisition of a majority of Company’s voting stock or entry into a voting or common control agreement covering a majority of the company’s voting stock by, an entity (or a set of entities under effective common control) in which those controlling the acquiring entity or entities are not the same as those who have majority ownership and effective control of Company before the sale, acquisition, or agreement date (as the case may be.)
          2.6 “Control Change Window.” A “Control Change Window” begins on the date a binding agreement is signed to effect a Control Change, and ends on the earlier of 1) the date that agreement terminates without a Control Change, or 2) three years after the date of closing of the Control Change.
          2.7 “Executive.” “Executive” shall mean the Pixelworks employee to whom rights in Pixelworks equity are granted under the agreement or letter to which these terms are attached.